Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT, dated as of November 26, 2012 (this “Amendment”), amends the Amended and Restated Credit Agreement, entered into as of February 15, 2012, among Tower Group, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator (as amended and in effect on the date hereof, the “Credit Agreement”). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

WHEREAS, the parties hereto have entered into the Credit Agreement, which provides for the Lenders to extend certain credit facilities to the Borrower from time to time;

WHEREAS, the Borrower expects to merge with a subsidiary of Canopius Holdings Bermuda Limited (“CHBL”) and upon completion of such merger, the Borrower and its Subsidiaries will become indirect, Wholly-Owned Subsidiaries of CHBL;

WHEREAS, upon the execution of the Guaranty referred to in Section 2.2(a)(ii), CHBL will guarantee all obligations of the Borrower under the Credit Agreement; and

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. CONSENT TO MERGER. Upon satisfaction of the conditions in Section 1.3:

1.1 Consent. The Lenders hereby consent to the Change of Control that will result from the merger of the Borrower with a subsidiary of CHBL and agree that such Change of Control will not constitute an Event of Default; provided that after giving effect to such merger, Tower shall be an indirect, Wholly-Owned Subsidiary of CHBL.

1.2 Consent Amendments. The Credit Agreement is amended as follows:

(a) the definition of “Change of Control” in its entirety to read as follows:

“Change of Control” means (i) prior to the Merger, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Michael H. Lee Family becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) the Borrower fails to own, directly or indirectly, 100% of the Equity Interests of (i) Tower Insurance Company of New York or (ii) any other Material Party; unless such failure is a result of a transaction permitted by Section 7.03(a) or (c).

and (ii) immediately after giving effect to the Merger,

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Michael H. Lee Family becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of CHBL entitled to vote for members of the board of directors or equivalent governing body of CHBL on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) CHBL fails to own, directly or indirectly, 100% of the Equity Interests of (i) the Borrower or (ii) any Material Party (other than Tower Insurance Company of New York); unless with regard to clause (ii) such failure is a result of a transaction permitted by Section 7.03(a) or (c); or

(c) the Borrower fails to own, directly or indirectly, 100% of the Equity Interests of Tower Insurance Company of New York.

(b) the following definitions are added to Section 1.01 of the Credit Agreement in proper alphabetical order:

“CHBL” means Canopius Holdings Bermuda Limited, a Bermuda company whose name will change to Tower Group International, Ltd.

“Merger” means the date on which the Borrower merges with a Subsidiary of CHBL and the Borrower has become a Wholly-Owned Subsidiary of CHBL.

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1.3 Consent Conditions. The consent set forth in Section 1.1 and the amendments set forth in Section 1.2 shall become effective when each of the conditions set forth in this Section 1.3 shall have been satisfied, and notice thereof shall have been given by the Administrative Agent to the Borrower and the Lenders.

(a) This Amendment shall have been duly executed and delivered by the Borrower, the Administrative Agent and the Lenders.

(b) The following statements by the Borrower shall be true and correct:

(i) the representations and warranties set forth in Article V of the Credit Agreement (assuming the consent in Section 1.1 is effective) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct); and

(ii) no Default or Event of Default shall have occurred and be continuing as of the date of this Amendment or (assuming the consent in Section 1.1 is effective) will result from the execution and delivery of this Amendment or the Merger.

(c) The Borrower shall have paid 25% of the Upfront Fee (as defined in the Fee Letter dated as of November 13, 2012 among Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the Borrower (the “Fee Letter”)) and such other amounts as are due under the Fee Letter.

2. POST MERGER AMENDMENTS.

2.1 Post Merger Amendments. Upon effectiveness of the Merger (as defined in Section 1.2) and satisfaction of the conditions set forth in Section 2.2 hereof, the Credit Agreement is further amended, including the increase in the Commitments set forth in Schedule 2.01 as amended herein, as follows:

(a) Amendments to Section 1.01. (i) Section 1.01 of the Credit Agreement shall be amended by amending the following definitions in their entirety to read as follows:

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which the Guarantor directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires Equity Interests of any Person that, following such Acquisition, will be deemed a Subsidiary of the Guarantor.

“Audited Financial Statements” means (i) with respect to the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated

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statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto and (ii) with respect to the Guarantor, the audited consolidated balance sheet of the Guarantor and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Guarantor and its Subsidiaries, including the notes thereto.

“Call Options” means, with respect to any Convertible Securities, any options to purchase common stock of the Guarantor which are purchased in connection with the offer or sale of Convertible Securities.

“Consolidated Debt” means, as of any date of determination, the consolidated Indebtedness of the Guarantor and its Subsidiaries; provided, however, that (i) Indebtedness in connection with letters of credit (including Letters of Credit issued under this Agreement) shall only be included to the extent such letters of credit have been drawn and not reimbursed, (ii) only Guarantees of Indebtedness of any Person (other than the Guarantor and its Subsidiaries) shall be included, (iii) with respect to Indebtedness of the Guarantor or any of its Subsidiaries arising under any Swap Agreements (x) if such Swap Agreements were entered into in the ordinary course of business and not for speculative purposes (it being acknowledged and agreed that, for the avoidance of doubt, Swap Agreements entered into by the Guarantor or its Subsidiaries for the purpose of mitigating risk with respect to all or any portion of the cash, invested assets and Indebtedness of the Guarantor or its Subsidiaries shall be deemed to be in the ordinary course of business and not for speculative purposes), the Swap Termination Value of all such Swap Agreements in excess of $15 million shall be included and (y) if such Swap Agreements were entered into for speculative purposes, 100% of the Swap Termination Value of such Swap Agreements entered into for speculative purposes shall be included, and (iv) Indebtedness owed by the Guarantor to any of its Subsidiaries and Indebtedness owed by any Subsidiary to the Guarantor or any of its Subsidiaries shall not be included.

“Consolidated Net Income” means, for any fiscal quarter, for the Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, on a consolidated basis, the net income of the Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, for such fiscal quarter.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, as of that date determined in accordance with GAAP.

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“Convertible Securities” means (i) Indebtedness of the Borrower pursuant to the $150,000,000 5.0% convertible senior notes issued in September 2010 with a scheduled maturity date of September 15, 2014 and (ii) Indebtedness of the Guarantor that, in each case, at the option of the holders thereof is convertible into cash, shares of the Guarantor’s common stock or a combination thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or the Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Loan Documents” means this Agreement, each Note, the Guaranty, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement and the Fee Letters.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Guarantor and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Fronting Bank or any Lender under any of the Loan Documents or of the ability of the Guarantor or the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Guarantor or the Borrower of any Loan Document to which it is a party.

“Material Party” means each of (a) Tower Insurance Company of New York, (b) the Guarantor, and (c) each other Insurance Subsidiary of the Guarantor whose Statutory Surplus as of the end of any fiscal quarter of the Guarantor for which financial statements are available, is greater than 20% of the consolidated Statutory Surplus of all Insurance Subsidiaries of the Guarantor taken together as of the end of such fiscal quarter. For the avoidance of doubt, if any Insurance Subsidiary which has become a Material Party pursuant to clause (c) subsequently ceases to meet the 20% threshold as of the end of any fiscal quarter, such Insurance Subsidiary shall cease to be a Material Party as of the end of such fiscal quarter but may become a Material Party if it meets the threshold set forth in clause (c) at a future date.

“Responsible Officer” means the chief executive officer, president, chief financial officer, managing vice president-finance or treasurer of CHBL or the Borrower, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of CHBL or the Borrower and, solely for purposes of notices

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given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of CHBL or the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of CHBL or the Borrower, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of CHBL or the Borrower, as applicable.

“Warrants” means, (i) with respect to the Convertible Securities described in clause (i) of the definition thereof, the warrants issued in connection with such Convertible Securities and (ii) with respect to any other Convertible Securities, any warrants to purchase common stock of the Guarantor that are issued substantially contemporaneously with the offer or sale of such Convertible Securities.

(ii) Section 1.01 is amended by adding the following definitions in proper alphabetical order:

“Guarantor” means CHBL.

“Guaranty” means the Guaranty delivered pursuant to the Second Amendment Agreement, executed by CHBL in favor of the Administrative Agent and the Lenders.

“Merger Amendment Date” means the date the Guaranty is delivered and the conditions set forth in Section 3.2 of the Second Amendment have been satisfied.

“Second Amendment” means the Second Amendment Agreement and Consent dated as of November 26, 2012.

(iii) Each of the definitions of “ Applicable Insurance Regulatory Authority”, “Indebtedness”, “Insurance Subsidiary”, “Material Insurance Subsidiary”, “Permitted Investment”, “Restricted Payment”, “Subsidiary”, Section 1.03(a) and Section 1.04 is amended by replacing the word “Borrower” with “Guarantor” each time it appears therein.

(b) Amendment to Section 4.02(a). Section 4.02(a) is amended by replacing the phrase “furnished pursuant to subsections (a) and (b), respectively, of Section 6.01” with the phrase “furnished pursuant to subsections (a), (b), (c) and (d) of Section 6.01”.

(c) Amendment to Articles V, VI, VII and VIII. Articles V, VI, VII and VIII are hereby amended and restated as set forth in Annex I.

(d) Amendment to Schedules. Schedules 5.05, 5.06, 5.10, 5.12, 7.01, 7.02 and 7.10 are replaced with Schedules 5.05, 5.06, 5.10, 5.12, 7.01, 7.02 and 7.10 delivered in connection with the execution of the Guaranty. Schedule 2.01 is replaced with Schedule 2.01 attached to this Amendment.

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2.2 Conditions to Post Merger Amendments. The amendments set forth in Section 2.1 of this Amendment shall be effective when each of the conditions set forth in this Section 2.2 shall have been satisfied, and notice thereof shall have been given by the Administrative Agent to the Borrower and the Lenders. Failure to satisfy all of the conditions set forth in this Section 2.2 on or before 15 Business Days after the effectiveness of the Merger shall constitute an Event of Default under the Credit Agreement.

(a) The Administrative Agent shall have received:

(i) a Guaranty executed by CHBL in form and substance satisfactory to the Administrative Agent, pursuant to which CHBL guarantees the obligations of the Borrower under the Credit Agreement;

(ii) legal opinions of counsel to each of the Borrower and CHBL (including opinions of New York and Bermuda counsel) as may be reasonably requested by the Administrative Agent;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of the Borrower and CHBL as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and CHBL are duly organized or formed, and that each of the Borrower and CHBL are validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a certificate of a Responsible Officer of each of the Borrower and CHBL (i) either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower or CHBL, as applicable, and the validity against CHBL or the Borrower, as applicable, of the Loan Documents to which it is a party and the merger of the Borrower into a Subsidiary of CHBL, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and (ii) certifying as to the effectiveness of and attaching all documents related to the merger of the Borrower into a Subsidiary of CHBL;

(vi) a certificate from CHBL certifying as to the statements set forth in Sections 3(c)(i) and (ii) below; and

(vii) a letter from the process agent agreeing to the service of process terms of the Credit Agreement with respect to CHBL.

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(b) There shall not have occurred since December 31, 2011 a Material Adverse Effect with respect to the Borrower or CHBL.

(c) Assuming the amendments set forth in Section 2.1 have become effective, the following statements by CHBL shall be true and correct:

(i) the representations and warranties set forth in Article V of the Credit Agreement, shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct); and

(ii) no Default or Event of Default shall have then occurred and be continuing or will result from the execution and delivery of the Guaranty or the Merger.

(d) The Borrower shall have paid the remaining portion of the Upfront Fee as set forth in the Fee Letter.

3. REPRESENTATIONS AND WARRANTIES. To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

3.1 Due Authorization, Non-Contravention, etc. The execution, delivery and performance of this Amendment by the Borrower are within its powers, have been duly authorized by all necessary action, and do not

(a) contravene its Organization Documents;

(b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any of its Subsidiaries; or

(c) result in, or require the creation or imposition of, any Lien on any of the properties of the Borrower or any of its Subsidiaries.

3.2 Validity, etc. This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

4. MISCELLANEOUS.

4.1 Continuing Effectiveness, etc. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect. After the amendments in Section 1.2 or 2.1, as applicable, have become effective, all references to the Credit Agreement in the Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended hereby. Each other Loan Document is hereby ratified, approved and confirmed in each and every respect.

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4.2 Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and delivery of this Amendment and the transactions contemplated hereby.

4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

4.4 Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

4.5 Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

4.6 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

4.7 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4.8 Expiration of Amendment. If the Merger (as defined in Section 1.2) does not occur on or before January 31, 2013, then this Amendment (including the consent set forth in Section 1.1 of this Amendment and the increase in the Commitments) shall expire and have no effect.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TOWER GROUP, INC.

By:	/s/ Vito A. Nigro

Name:	Vito A. Nigro

Title:	MVP, Finance

Tower Second Amendment Signature Page

BANK OF AMERICA, N.A., as
Administrative Agent, L/C Administrator, Fronting Bank and Lender

By:	/s/ Tiffany Burgess

Name:	Tiffany Burgess

Title:	Vice President

Tower Second Amendment Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas A. Kiepura

Name:	Thomas A. Kiepura

Title:	Sr Credit Executive

Tower Second Amendment Signature Page

KEYBANK NATIONAL ASSOCIATION

By:	/s/ James Cribbet

Name:	James Cribbet

Title:	SVP

Tower Second Amendment Signature Page

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Kelly L. Rocheleau

Name:	Kelly L. Rocheleau

Title:	Officer

Tower Second Amendment Signature Page

WELLS FARGO BANK, N.A.

By:	/s/ Robert P. Callahan

Name:	Robert P. Callahan

Title:	Director

Tower Second Amendment Signature Page

THE NORTHERN TRUST COMPANY

By:	/s/ Chris McKean

Name:	Chris McKean

Title:	SVP

Tower Second Amendment Signature Page

ANNEX I

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower and the Guarantor represent and warrant to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Guarantor and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Borrower and the Guarantor, execute, deliver and perform its obligations under the Loan Documents, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in subsection (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower and the Guarantor of each Loan Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of its Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower or the Guarantor is a party or affecting the Borrower or the Guarantor or the properties of the Borrower or the Guarantor or any of their respective Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower, the Guarantor or their respective property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or the Guarantor of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower and the Guarantor, as applicable. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower or any other party that is party thereto in accordance with its terms. Each Loan Document to which the Guarantor is a party when so delivered by the Guarantor will constitute a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor or any other party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries or the Guarantor and its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries or the Guarantor and its Subsidiaries, as the case may be, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries or the Guarantor and its Subsidiaries, as the case may be, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries or the Guarantor and its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries or the Guarantor and its Subsidiaries, as the case may be, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The Statutory Financial Statements listed on Schedule 5.05 and delivered to each Lender prior to the Merger Amendment Date are the most recently filed Statutory Financial Statements filed by each Material Insurance Subsidiary, are complete and correct in all material respects and present fairly in accordance with SAP the financial position of such Material Insurance Subsidiary for the period then ended and were in material compliance with applicable Law when filed.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or the Guarantor, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Guarantor or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Guarantor nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Guarantor and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Guarantor and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Insurance. The properties of the Guarantor and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Guarantor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Guarantor or the applicable Subsidiary operates.

5.10 Taxes. The Guarantor and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Guarantor or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Guarantor nor any Subsidiary thereof is party to any tax sharing agreement other than as disclosed on Schedule 5.10.

5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower or the Guarantor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.

5.12 Subsidiaries; Equity Interests. As of the Merger Amendment Date, (a) the Guarantor has no Subsidiaries other than those specifically disclosed on Schedule 5.12 and such schedule correctly indicates which Subsidiaries are Insurance Subsidiaries, Material Insurance Subsidiaries and Material Parties, (b) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified on Schedule 5.12 free and clear of all Liens and (c) the Guarantor and its Subsidiaries have no equity investments in any other corporation or entity which represent 10% or more of the total equity interests of such corporation or entity other than those specifically disclosed on Schedule 5.12.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither the Borrower nor the Guarantor is nor is it required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. The Borrower and the Guarantor have disclosed to the Administrative Agent and the Lenders (i) all material agreements, instruments and corporate or other restrictions to they or any of their respective Subsidiaries is subject which, if the Guarantor, the Borrower or any of their Subsidiaries were to default thereunder, could reasonably be expected to result in a Material Adverse Effect and (ii) all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower or the Guarantor to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Guarantor and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15 Compliance with Laws. The Guarantor and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.17 Solvency. On the Closing Date, (a) the fair value of the assets of each of the Guarantor and the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair value of the property of each of the Guarantor and the Borrower will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Guarantor and the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debt and liabilities become absolute and matured; and (d) neither the Guarantor nor the Borrower has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Guarantor shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03 other than with respect to the Borrower) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Guarantor (commencing with the fiscal year ended December 31, 2012), a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor (commencing with the fiscal quarter ended March 31, 2013), a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Guarantor’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Guarantor’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2013), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) as soon as available, but in any event within 90 days the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2012), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP;

(e) Within ten days after the date filed with the Applicable Insurance Regulatory Authority (but in any event within 125 days after the end of each fiscal year of each Material Insurance Subsidiary), a copy of the Quarterly Statutory Statement or Annual Statement, as applicable, of such Material Insurance Subsidiary for such period, if any, required by such Applicable Insurance Regulatory Authority to be filed, each of which Statutory Financial Statements delivered to be prepared in accordance with SAP and accompanied by the certification of the chief financial officer or chief executive officer of such Material Insurance Subsidiary that such financial statement is complete and correct in all material respects and presents fairly in accordance with SAP the financial position of such Material Insurance Subsidiary for the period then ended.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Guarantor and the Borrower shall not be separately required to furnish such information under subsections (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower or the Guarantor to furnish the information and materials described in subsections ((a) or (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b), (c) and (d) (commencing with the delivery of the financial statements for the fiscal quarter ended December 31, 2012) a duly completed Compliance Certificate signed by a Responsible Officer of the Guarantor and the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Guarantor by independent accountants in connection with the accounts or books of the Guarantor or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which the Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, and in any event within five (5) Business Days after receipt thereof by the Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Guarantor or any Subsidiary thereof;

(e) within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material license of any Material Insurance Subsidiary by any Applicable Regulatory Insurance Authority or of receipt of notice from any Applicable Regulatory Insurance Authority notifying the Guarantor, the Borrower or any Material Insurance Subsidiary of a hearing relating to such a suspension, termination or revocation, including any request by an Applicable Regulatory Insurance Authority which commits the Guarantor, the Borrower or any Material Insurance Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Guarantor, the Borrower or any Material Insurance Subsidiary to conduct its business;

(f) within five (5) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Applicable Regulatory Insurance Authority concerning the business, practices or operations of the Guarantor, the Borrower or any Material Insurance Subsidiary;

(g) promptly, notice of any actual or, to the best of the Guarantor’s or the Borrower’s knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of any Material Insurance Subsidiary;

(h) promptly, notice of any material change in the accounting or financial reporting practices of the Guarantor, the Borrower or any Material Insurance Subsidiary; and.

(i) promptly, such additional information regarding the business, financial or corporate affairs of the Guarantor or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Guarantor posts such documents, or provides a link thereto on the Guarantor’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Guarantor shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Guarantor to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Guarantor shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Guarantor with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Guarantor and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Fronting Bank materials and/or information provided by or on behalf of the Guarantor and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Guarantor or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Guarantor and the Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Guarantor shall be deemed to have authorized the Administrative Agent, the Arranger, the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Guarantor or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Guarantor or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Guarantor or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Guarantor or any Subsidiary, including pursuant to any Environmental Laws; and

(c) of the occurrence of any ERISA Event.

Each notice pursuant to this Section 6.03, shall be accompanied by a statement of a Responsible Officer of the Guarantor setting forth details of the occurrence referred to therein and stating what action the Guarantor has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Guarantor or such Subsidiary with respect to such liabilities; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Guarantor, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Guarantor or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Guarantor or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired but no more than three times a year unless an Event of Default exists, upon reasonable advance notice to the Guarantor; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. The Borrower shall use the proceeds of the Credit Extensions for general corporate purposes (including acquisitions) not in contravention of any Law or of any Loan Document.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Guarantor, without the prior written consent of the Required Lenders, shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) The filing of UCC financing statements as a precautionary measure in connection with operating leases;

(k) Liens on deposit and securities accounts that are imposed by law or account opening documents;

(l) Liens on invested assets pursuant to trust or other security arrangements in connection with reinsurance policies or regulatory requirements (for insurance licensing purposes);

(m) Liens not otherwise permitted under this Section 7.01 securing Indebtedness provided that the amount of the Indebtedness secured thereby does not exceed $35,000,000 at any time; and

(n) Liens on investment portfolio assets to secure Indebtedness permitted under Section 7.02 (g);

provided, however, that no Lien shall be permitted to exist on the Equity Interest in any Insurance Subsidiary.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness of any of its Subsidiaries, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Merger Amendment Date was delivered pursuant to the Second Amendment and listed on Schedule 7.02;

(c) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(e) unsecured Indebtedness in an aggregate principal amount not to exceed $35,000,000 at any time outstanding;

(f) Indebtedness owed by any Subsidiary to the Guarantor or any of its Subsidiaries; and

(g) Indebtedness not to exceed $126,200,000 at any time for letters of credit (including letters of credit issued to secure reinsurance policies issued to, or issued to a reinsurer of, a Lloyd’s syndicate or another Subsidiary and letters of credit issued for general corporate insurance purposes) provided that no more than $25,000,000 of such letters of credit may be unsecured.

7.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or make any Acquisition except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary (other than the Borrower) may merge with (i) the Guarantor, provided that the Guarantor shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person;

(c) any Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with another Person provided (i) if the merger, consolidation or amalgamation involves an Insurance Subsidiary, restrictions on dividends in the jurisdiction of the surviving company shall not be less favorable than such restrictions in the jurisdiction of such Insurance Subsidiary, (ii) if any Wholly-Owned Subsidiary is merging, consolidating or amalgamating with another Person, the surviving company shall continue to be a Wholly-Owned Subsidiary after such merger, consolidation or amalgamation; and (iii) the merger, consolidation or amalgamation is not a hostile takeover;

(d) any Subsidiary (other than the Borrower) may Dispose of all or any or substantially all of its assets (upon voluntary liquidation or otherwise) to one or more of the Guarantor or other Subsidiaries; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferees must either be the Guarantor or one or more Wholly-Owned Subsidiaries; and

(e) the Guarantor or any Subsidiary may make Acquisitions.

7.04 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of the investment portfolio in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Guarantor or to a Wholly-Owned Subsidiary;

(e) Dispositions permitted by Section 7.03; and

(f) Dispositions by the Guarantor and its Subsidiaries not otherwise permitted under this Section 7.04; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this subsection (f) in any fiscal year shall not exceed 10% of Consolidated Net Worth of the Guarantor.

7.05 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (including contingent or otherwise) to do so (other than those permitted under Section 7.03(d) or Section 7.04(d)) except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary (which for this purpose includes any trust or trusts formed for the purposes of issuing trust preferred securities) may make Restricted Payments to the Guarantor and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Guarantor and each Subsidiary may declare and make dividend payments or other distributions payable in the common stock or other common Equity Interests of such Person;

(c) the Guarantor and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issuance of new shares of its common stock or other common Equity Interests (other than proceeds received from any substantially concurrent sale of Warrants);

(d) the Guarantor may declare and pay or make dividends (including cash dividends), stock repurchases and distributions;

(e) the Guarantor and any Subsidiary may make any payment (even if such payment is in the form of a Restricted Payment) to the Guarantor or another Subsidiary that is required to be made with respect to or in connection with the terms of any Tax sharing, Tax allocation or other similar Tax arrangement or agreement entered into among the Guarantor and its Subsidiaries;

(f) the Guarantor may enter into any Call Options and Warrants and may make any payment in connection with entry by the Guarantor into any Call Options; provided that any other Restricted Payment to be made in connection with any Call Options and Warrants may only be made to the extent otherwise permitted by this Section 7.05 at the time such Restricted Payment is made; provided further that any Call Options and Warrants entered into by the Borrower prior to the Merger Amendment Date may remain outstanding;

(g) the Borrower may make any payment in Equity Interests of the Guarantor in settlement of any Warrant issued prior to the Merger Amendment Date in satisfaction of any obligation of the Borrower in connection with the termination, cancellation or early unwind of any Warrant issued prior to the Merger Amendment Date, and the Guarantor may make any payment in Equity Interests of the Guarantor in settlement of any Warrant issued in satisfaction of any obligation of the Guarantor in connection with the termination, cancellation or early unwind of any Warrant issued; and

(h) the Guarantor may make any other payment in satisfaction of any obligation of the Guarantor in connection with the termination, cancellation or early unwind of any Warrant, but only to the extent that the amount of such payment is less than or equal to the amount of any substantially concurrent payment or payments received by the Guarantor in connection with the termination, cancellation or early unwind of any Call Option.

7.06 Change in Nature of Business; Hedging. Engage in any material business substantially different from those businesses conducted by the Guarantor and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or engage in speculative hedging other than in accordance with the Guarantor’s investment policy approved by the Investment Committee of the Guarantor’s Board of Directors from time to time; provided that, entry into or performance by the Guarantor of its obligations under any Call Options and Warrants in respect of any Convertible Securities shall not constitute speculative hedging by the Guarantor.

7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Guarantor, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Guarantor or such Subsidiary as would be obtainable by the Guarantor or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Guarantor and any of its Wholly-Owned Subsidiaries or between and among any Wholly-Owned Subsidiaries.

7.08 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Guarantor or the Borrower, to make loans, or to otherwise transfer property to the Guarantor or any other Subsidiary, (ii) of any Subsidiary to Guarantee or grant Liens to secure Indebtedness of the Borrower or the Guarantor or (iii) of the Borrower or the Guarantor to grant Liens to secure the Obligations; (b) requires the grant of a Lien to secure, or the Guarantee of, an obligation of such Person if a Lien is granted to secure, or a Guarantee is made of, another obligation of such Person; or (c) would be breached by compliance with the provisions of the Loan Documents; provided, however, that this Section shall not prohibit such limitations existing under or by reason of (A) applicable Law, (B) this Agreement or any other Loan Document, (C) customary provisions restricting subletting or assignment in any lease governing any leasehold interest of the Guarantor or any of its Subsidiaries, (D) customary provisions restricting assignment in any licensing agreement (in which the Guarantor or any of its Subsidiaries is the licensee) entered into by the Guarantor or any of its Subsidiaries in the ordinary course of business, (E) restrictions and conditions on the transfer of or granting of a Lien on any asset subject to a Lien permitted by Section 7.01 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (F) restrictions and conditions on the transfer of any asset pending the close of the sale of such asset, (G) agreements entered into by an Insurance Subsidiary with any Applicable Insurance Regulatory Authority, or (H) any Tax sharing, Tax allocation, or other similar Tax arrangement or agreement entered into among the Guarantor and its Subsidiaries.

7.09 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.10 Financial Covenants.

(a) Consolidated Net Worth of the Guarantor. Permit Consolidated Net Worth of the Guarantor as of the end of any fiscal quarter to be less than the sum of (i) the greater of (x) $950,000,000 and (y) 75% of actual Consolidated Net Worth of the Guarantor immediately after giving effect to the Merger, (ii) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter ending after the Merger Amendment Date (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 50% of the aggregate increases in Consolidated Net Worth of the Guarantor and its Subsidiaries after the Merger Amendment Date by reason of the issuance and sale of Equity Interests of the Guarantor or any Subsidiary (other than issuances to the Guarantor or a Wholly-Owned Subsidiary), including upon any conversion of (A) Convertible Securities of the Guarantor or (B) debt securities of the Guarantor (including Convertible Securities) into, and the exercise of any warrants issued by the Guarantor or the Borrower with respect to, Equity Interests of the Guarantor.

(b) Consolidated Net Worth of the Borrower. Permit Consolidated Net Worth of the Borrower as of the end of any fiscal quarter to be less than the sum of (i) the greater of (x) $760,000,000 and (y) 75% of actual Consolidated Net Worth of the Borrower immediately after giving effect to the Merger (the “Initial Minimum Net Worth”), (ii) an amount equal to 50% of the Borrower’s Consolidated Net Income earned in each full fiscal quarter ending after December 31, 2012 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 50% of the aggregate increases in Consolidated Net Worth of the Borrower and its Subsidiaries after the Merger Amendment Date by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a Wholly-Owned Subsidiary of the Borrower), including upon any conversion of debt securities of the Borrower (including Convertible Securities) into, and the exercise of any Warrants issued by the Guarantor or the Borrower with respect to, Equity Interests of the Guarantor; provided that, if ownership of CastlePoint Reinsurance Company, Ltd. is transferred to a Subsidiary of the Guarantor (other than the Borrower or any of its Subsidiaries) prior to June 30, 2013, then from and after the date of such transfer, the Initial Minimum Net Worth of the Borrower shall be reduced by an amount equal to the lesser of (x) an amount equal to 75% of the net worth of CastlePoint Reinsurance Company, Ltd. at the time of such transfer or (y) $270,000,000.

(c) Debt to Capitalization Ratio. Permit the Debt to Capitalization Ratio of the Guarantor as of the end of any fiscal quarter to be greater than 0.35:1.0.

(d) Minimum Risk-Based Capital. Permit the Risk Based Capital Ratio of Tower Insurance Company of New York as of any fiscal year end to be less than 175%.

(e) Minimum Statutory Surplus. Permit the Statutory Surplus of any Material Insurance Subsidiary as of the end of any fiscal quarter to be less than the amount set forth opposite such Material Insurance Subsidiary’s name on Schedule 7.10, as such Schedule is amended pursuant to any Compliance Certificate in connection with the addition of a new Material Insurance Subsidiary. If a Subsidiary becomes a Material Insurance Subsidiary after the Merger Amendment Date, the minimum Statutory Surplus for such new Material Insurance Subsidiary shall be an amount equal to 75% of such Subsidiary’s Statutory Surplus as of the fiscal quarter end in which it became a Material Insurance Subsidiary.

7.11 Investments in Reciprocal Insurers. To (i) make any loans to or purchase or redeem any Equity Interests in, (ii) incur contingent liabilities or otherwise provide credit support (including granting a Lien on any of its assets) for the Indebtedness of, or (iii) enter into any net worth maintenance agreements with respect to, any Reciprocal Insurer except as required pursuant to the Surplus Note Agreements, provided that the amount of any such loans made after the Closing Date shall not exceed $30,000,000.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or the Guarantor, as applicable, fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, or Article VII; or

(c) Other Defaults. The Borrower or the Guarantor fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Guarantor or any Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Material Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that if any event occurs that permits a holder of Convertible Securities to convert its Convertible Securities prior to the maturity thereof, and the Borrower or the Guarantor, as applicable, has the right to settle conversions thereof by paying or delivering, as the case may be, cash, shares of the Guarantor’s common stock or a combination thereof, such event and any such conversion shall not be deemed to be an event covered by this clause (B); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Material Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Material Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower, the Guarantor or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (ii) shall not apply to any such Early Termination Date under any Warrants to the extent that payment by the Borrower or the Guarantor, as applicable, of any amount owed by the Borrower or the Guarantor, as applicable, as a result thereof would constitute a Restricted Payment that is permitted under Section 7.05(g) or (h); or

(f) Insolvency Proceedings, Etc. The Borrower or any Material Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Material Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against (i) the Borrower or any Material Party one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) the Borrower or any Material Party any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, the Guarantor or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower or the Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Change in Law. Any change is made in any Insurance Code which affects the dividend practices of any Insurance Subsidiary and which is reasonably likely to have a Material Adverse Effect on the ability of the Borrower or the Guarantor to perform its obligations under the Agreement or any other Loan Document and such circumstances shall continue for 120 days; or

(m) Insurance License. Any insurance license of the Borrower or any Material Party is suspended, limited, terminated or not renewed which could reasonably be expected to have a Material Adverse Effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and L/C Credit Extensions and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the Fronting Bank under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or the Guarantor under any Debtor Relief Law, the obligation of each Lender to make Loans and L/C Credit Extensions and any obligation of the Fronting Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Fronting Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Fronting Bank and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Fronting Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the Fronting Bank in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Fronting Bank and the Lenders, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.04 and 2.14; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.